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                                  PRESS RELEASE
                                  -------------

PATAPSCO BANCORP, INC.
For further information contact Michael J .Dee, President
410-285-9313 (email: mdee@patapscobank.com)


              PATAPSCO BANCORP, INC. ANNOUNCES 2ND QUARTER EARNINGS
              -----------------------------------------------------

Baltimore, Md. January 17, 2008 - Patapsco Bancorp, Inc. (OTC, Electronic Bulletin Board: PATD), the parent company of The Patapsco Bank, announced earnings of $243,000 or $0.13 fully diluted earnings per share for the six-months ended December 31, 2007 compared to earnings of $715,000 or $0.37 fully diluted earnings per share for the comparable period in the prior year.

         For the second quarter of the Company's fiscal year 2008, ended December 31, 2007 the Company announced earnings of $64,000 or $.03 diluted earnings per share as compared to net income of $359,000 or $.19 diluted earnings per share for the prior year comparable period.

         The Company's results were negatively impacted by a higher provision for loan losses, expenses related to the recently terminated merger agreement with Bradford Bancorp, and a significantly higher effective tax rate. In December 2007, the Company placed a $1.8 million acquisition and development loan on non-accrual status. Due to this loan and the risks associated with deteriorating economic conditions, the Company recorded a provision for loan losses of $450,000 in the quarter ended December 31, 2007. Additionally, in the year-to-date and quarterly periods, direct costs of the recently terminated merger agreement totaled $228,000 and $119,000, respectively. Since these costs are not deductable for income tax purposes, the Company's effective tax rate increased to 62.2% and 68.0% in the six and three months ended December 30, 2007 from 37.4% and 37.6% in the six months and three months ended December 31, 2006.

         On January 3, 2008, Patapsco Bancorp, Inc., and Bradford Bancorp, Inc., announced that they had mutually terminated the Agreement and Plan of Merger that had originally been executed on March 19, 2007. Pursuant to the termination agreement, Bradford Mid-Tier Company has agreed to pay Patapsco Bancorp a termination fee of $2.0 million payable in the form of a promissory note. This $2 million will be recognized by the Company as income in the quarter ending March 31, 2008.

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         As of December 31, 2007, Patapsco Bancorp, Inc. reported assets of $262 million, loans of $226 million and total stockholders' equity of $18.7 million compared to assets of $255 million, loans of $220 million and total stockholders' equity $18.9 million at June 30, 2007, the Company's previous fiscal year end.

         The Company's principal subsidiary, The Patapsco Bank, non-performing assets were 0.90% of total assets at December 31, 2007 compared to .19% at the Company's previous fiscal year end.

         Attached hereto is a summary of the unaudited financial highlights for the period and a comparison to the same period in the previous year.

         The Patapsco Bank serves its community from its Baltimore County offices located in Dundalk, Parkville, Glen Arm, Glen Meadows, Carney and its Baltimore City office located in Hampden.

         When used in this Press Release, the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties including changes in economic conditions in Patapsco Bancorp's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in Patapsco Bancorp's market area, and competition that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. Patapsco Bancorp wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Patapsco Bancorp wishes to advise readers that the factors listed above could affect Patapsco Bancorp's financial performance and could cause Patapsco Bancorp's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. Patapsco Bancorp does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

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FINANCIAL HIGHLIGHTS (UNAUDITED)
PATAPSCO BANCORP, INC. AND SUBSIDIARY

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                                                          For the Six Months                For the Three Months Ended
                                                             December 31                           December 31
                                                     -----------------------------         -----------------------------
   (Dollars in thousands, except per share data)        2007 (1)        2006                    2007          2006
------------------------------------------------------------------------------------------------------------------------
OPERATING RESULTS:
Interest income                                            $ 8,765       $ 7,924               $4,425        $4,086
Interest expense                                             4,394         3,502                2,239         1,868
                                                           -------       -------               ------        ------
Net interest income                                          4,371         4,422                2,186         2,218
Provision for loan losses                                      600           110                  450            70
                                                           -------       -------               ------        ------
Net interest income after provision                          3,771         4,312                1,736         2,148
   for loan losses
Other Noninterest income                                       415           405                  208           218
Noninterest expense                                          3,544         3,575                1,744         1,791
Provision for income taxes                                     399           427                   66           216
                                                           -------       -------               ------        ------
Net income                                                 $   243       $   715               $  134        $  359
                                                           =======       =======               ======        ======
PER SHARE DATA:(1)
Net income per share, basic                                $  0.13       $  0.38               $ 0.03        $ 0.19
Net income per share, diluted                              $  0.13       $  0.37               $ 0.03        $ 0.19

Book Value per common share                                $  9.77       $ 10.03
Tangible Book Value per Share                              $  8.05       $  8.28
Period End Stock Price                                     $ 13.75       $ 11.65
Stock Price as a percentage of tangible book value          170.81%       140.70%

PERFORMANCE RATIOS: (2)
Return on average assets                                      0.19%         0.60%                0.10%         0.59%
Return on average equity                                      2.59%         7.63%                1.37%         7.57%
Net interest margin                                           3.62%         3.96%                3.57%         3.86%
Net interest spread                                           3.35%         3.66%                3.30%         3.56%

                                                                    AT
                                                       -----------------------------
                                                         December 31      June 30
                                                             2007          2007
                                                       -----------------------------
BALANCES
Net Loans                                                  $225,869      $220,239
Total Assets                                               $261,714      $255,458
Deposits                                                   $193,952      $189,712
Borrowings                                                 $ 47,300      $ 43,800
Stockholder's Equity                                       $ 18,684      $ 18,916

CAPITAL  & CREDIT QUALITY RATIOS
Stockholder's equity to total assets                           7.14%         7.39%
Allowance for loan losses to total loans                       0.65%         0.50%
Nonperforming assets to total assets                           0.90%         0.19%

(1) December 2007 numbers are unaudited
(2) Amounts for the three and six month periods ended December 31, 2007 and 2006 are annualized.

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